Exhibit 4.22

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:05 PM 08/04/2011
FILED 07:03 PM 08/04/2011
SRV 110892349 - 5020681 FILE

CERTIFICATE OF INCORPORATION
OF
ZAZA HOLDINGS, INC.

ARTICLE I

Name

(a)                                 The name of the corporation is ZaZa Holdings, Inc. (the “Corporation”).

(b)                                 The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington 19801, County of New Castle; and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE II

Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”).

ARTICLE III

Capital Stock

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred (100) shares of common stock, par value one cent ($0.01) per share (“Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect and shall be entitled to one vote upon all matters submitted to a vote of the stockholders of the Corporation.

ARTICLE IV

Board of Directors

(a)                                 The business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors shall meet on a regular basis as determined by resolution of the Board of Directors or in accordance with the bylaws of the Corporation. The number of directors constituting the Board of Directors shall be set as provided in the bylaws of the Corporation.

(b)                                 Directors need not be elected by written ballot unless the bylaws of the Corporation shall so provide.

(c)                                  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; PROVIDED, HOWEVER, that the foregoing is not intended to eliminate or limit the liability of a director of the Corporation for (i) any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IV shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE V

Meetings of Stockholders

Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VI

Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VII

Perpetual Existence

This Corporation shall have perpetual existence.

ARTICLE VIII

Amendments and Repeal

This Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred are granted subject to this reservation.

ARTICLE IX

Name and Mailing Address of Incorporator

The name and mailing address of the incorporator is:

Peter Bogdanow
1717 Main Street, Suite 3700
Dallas, Texas 75201

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of August 2011, and affirm the statements contained therein as true under penalties of perjury.

/s/ Peter Bogdanow
Peter Bogdanow, Incorporator